                     [LETTERHEAD OF SARA LEE CORPORATION]


                                                                    EXHIBIT (5)




June 30, 1995



Board of Directors
Sara Lee Corporation
Three First National Plaza
Chicago, Illinois  60602-4260

                           Registration of 416,667
                      Shares of Common Stock on Form S-8


Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended, of 416,667 shares ("Shares") of Common Stock, par value $1.33-1/3 per share, of Sara Lee Corporation, a Maryland corporation (the "Corporation"), to be issued pursuant to those certain Consulting and Noncompetition Agreements ("Agreements") to be entered into in connection with the closing of the acquisition by Sara Lee Corporation ("Sara Lee") of all the outstanding capital stock of L.M. Sandler & Sons, Incorporated ("LMS") pursuant to an Agreement and Plan of Reorganization dated October 11, 1994 to which Sara Lee and LMS are parties, and 104,167 Preferred Stock Purchase Rights which currently are attached to, and trade with, the Common Stock, I have examined the Corporation's Charter, as amended, the minutes and resolutions of the Board of Directors which authorized and approved the above-referenced Agreement and Plan of Reorganization, and participated in the preparation and filing of the Registration Statement on Form S-8 with respect to the said 416,667 Shares and 104,167 Preferred Stock Purchase Rights, and have made such futher examination and inquiry as I deemed necessary to enable me to render to you the following opinion:

1. The Corporation is a corporation duly organized and validly existing under the laws of the State of Maryland.

2. In the event that the Shares must be listed before issuance, when the Shares have been duly authorized for listing, upon official notice of issuance, on the New York Stock Exchange, Inc., Chicago Stock Exchange, Incorporated, and The Pacific Stock Exchange, Inc., respectively, and there has been received by the Corporation the consideration for the Shares sold and issued

Board of Directors
Sara Lee Corporation
June 30, 1995
Page Two



pursuant to the terms of the Agreements, as described in the said Registration Statement on Form S-8, an amount in cash not less than $1.33 1/3 per share
(the par value of such shares), each of the Shares and Preferred Stock Purchase Rights, sold and issued by the Corporation will have been legally issued, fully paid pursuant to the terms of the Agreements and nonassessable.

I hereby consent to the filing of a copy of this opinion with the Securities and Exchange Commission as an exhibit to the Corporation's Registration Statement on Form S-8 relating to the Shares and Preferred Stock Purchase Rights and to the use of my name in the Registration Statement.

Very truly yours,



Janet Langford Kelly
Senior Vice President,
Secretary and General Counsel